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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                         CONTACT:
---------------------                                         John G. Lewis, CFO
                                                              XATA Corporation
 [XATA LOGO]                                                  johnl@xata.com
                                                              952-707-5600



                       XATA CORPORATION NAMES NEW DIRECTOR

                     DEERE & COMPANY CTO TO JOIN XATA BOARD

MINNEAPOLIS, Sept. 19, 2002--XATA Corporation (Nasdaq/SC: XATA), the leader in mobile asset management solutions, today reported that David M. Purvis, senior vice president and chief technology officer of Deere & Company, has joined its board of directors.

         Purvis joined John Deere in September 2001 as the company's first chief technology officer, giving evidence to the importance of elevating John Deere's level of invention across the entire company. His responsibilities include managing the Corporate Engineering department, the Corporate Information Technology department, Phoenix International Corporation, NavCom Technology, Inc., AGRIS and several other technology based initiatives, including Deere's equity investment in XATA.

         "Dave is a wonderful addition to our board, and we look forward to benefiting from his vast experience and judgment," said William P. Flies, XATA chairman and chief technical officer. "We are fortunate to have Deere as a strategic partner. Dave's participation on our board reflects Deere's commitment to our success."

         A 1973 graduate of the University of Illinois, Purvis served in many positions with Allied Signal/Honeywell prior to joining John Deere, most recently as vice president, technology and engineering, Aerospace Electronic Systems. Prior to joining Honeywell in 1985, he also worked for Packard Instruments, Fermilab and Monsanto.

         Purvis replaces Barry D. Batcheller, president of Phoenix International Corporation, a wholly-owned subsidiary of Deere & Company. Batcheller joined XATA's board concurrent with Deere's 2000 equity investment in the company. Deere currently holds a 31 percent equity stake in XATA through two separate investments. "Barry contributed a tremendous amount to our board over the past two years," said Craig S. Fawcett, XATA president and chief executive officer. "We have benefited greatly from his ideas and leadership."

         One of the world's oldest and most respected enterprises, Deere & Company (www.JohnDeere.com) creates smart and innovative solutions, in the form of advanced machines, services and concepts, for customers on the farmsite, worksite and homesite worldwide.

         Founded in 1985, XATA Corporation is the leading provider of mobile asset management solutions to the transportation industry. XATA's innovative technologies and value-added services enable customers to optimize the utilization of their vehicles and enhance the productivity of fleet operations across the entire supply chain, resulting in decreased cost, increased return on investment and overall business growth. XATA's products seamlessly combine enterprise software, onboard computing, real-time communications and global positioning to provide an enterprise-wide logistics management solution for America's largest fleets. XATA's products are in use at more than 750 customer locations and in approximately 30,000 vehicles. For more information, visit www.xata.com or call 1-800-745-9282.

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